QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

SUBSIDIARIES OF REGISTRANT

Golf Card International Corp.

Golf Card Resort Services, Inc.(1)

Camping World, Inc.

CWI, Inc.(2)

Camping Realty, Inc.(3)

Camping World Insurance Services of Nevada, Inc.(3)

Camping World Insurance Services of Texas, Inc.(3)

CW Michigan, Inc.(3)

Camp Coast to Coast, Inc.

Coast Marketing Group, Inc.(4)

Affinity Brokerage Inc.

Affinity Road and Travel Club, Inc.

AGI Canada, Inc.(5)

Ehlert Publishing Group, Inc.

Power Sports Media, Inc.(6)

GSS Enterprises, Inc.

TL Enterprises, Inc.

VBI, Inc.

Affinity Advertising Limited Partnership(7)

(1)
Subsidiary of Golf Card International Corp.

(2)
Subsidiary of Camping World, Inc.

(3)
Subsidiary of CWI, Inc.

(4)
Subsidiary of Camp Coast to Coast, Inc.

(5)
Owned 51% by Registrant

(6)
Subsidiary of Ehlert Publishing Group, Inc.

(7)
Subsidiary of VBI, Inc.

QuickLinks

SUBSIDIARIES OF REGISTRANT